Exhibit 11.1

1.INTRODUCTION

The purpose of the Insider Trading Policy (the “Policy”) is to set out the policy and framework for the safe-keeping of any proprietary, material, or price sensitive non-public information of Aspen Insurance Holdings Limited (“AIHL”) and/or any of its subsidiaries (collectively, "Aspen" or the “Group”).

If any director, officer, employee, contractor or consultant of Aspen (each, a “Covered Individual”) has material non-public information relating to Aspen or its securities (referred to as “Inside Information”), it is a serious violation of U.S. federal and state securities laws, and this Policy, for that Covered Individual or any immediate family member (as described in Clause 2.4 below) of that Covered Individual to (i) buy or, sell, or gift Aspen Securities, or cause the same, (ii) engage in any other action to take advantage of such Inside Information or (iii) disclose the Inside Information to others so that they may trade in Aspen Securities. Such activities may also violate the laws of Bermuda, the United Kingdom or any other relevant jurisdiction, to the extent applicable to Covered Individuals.

This Policy sets forth restrictions and other principles applicable to all Covered Individuals, as well as additional trading restrictions applicable to Designated Individuals (defined below).

This Policy also applies to material, non-public information relating to any other company with publicly listed securities with which Aspen does business or is connected, such as Aspen’s insureds or shareholders.

Transactions that may be necessary or justifiable for independent reasons do not constitute an exception. Covered Individuals must avoid even the appearance of any improper transactions to preserve Aspen’s reputation for adhering to the highest standards of conduct.

1.1.Ownership, Approval and Periodic Review

This Policy is owned by the Group General Counsel and will be reviewed periodically and updated as necessary by the Office of the Group General Counsel. Proposed material changes to the Policy shall be approved by the Board of Directors of AIHL. This Policy is applicable to the Group.

2.BACKGROUND AND SCOPE

2.1.Material Information

Material information is any information that a reasonable investor would consider important, as part of the total mix of available information, in a decision to buy, hold or sell shares -- in short, any information which could reasonably affect the price of the shares, whether positive or negative.

The following types of information ordinarily would be considered "material." This list is intended to be illustrative only and is not an exhaustive list of material information.

1.Corporate acquisitions, dispositions, or other business combinations;
2.Financial performance, especially quarterly and year-end earnings (and projections of future earnings or losses), and significant changes in financial performance or liquidity;
3.Changes in corporate strategy or objectives;
4.Take-over bids or bids to buy back the common shares of Aspen (including tender offers);
5.Changes in share ownership that may affect control of Aspen;
6.Changes in management;
7.New material insurance or reinsurance contracts or the loss thereof;
8.Changes in reserve levels or practices;
9.Ability of our retrocessionaires to pay receivables to us;
10.Public or private issue of additional securities/debt offerings;
11.Changes in capital structure (including share splits);
12.Additional borrowings of funds;
13.Events of default under financings or other agreements;
14.Development of circumstances affecting Aspen’s insurance or reinsurance market;
15.Actual or threatened major litigation or the resolution of such litigation;
16.Significant changes in operating or financial circumstances, such as cash-flow changes, liquidity changes or investment asset impairments;
17.The declaration of dividends or a change in the dividend policy of Aspen;
18.Aspen projections;
19.Significant pricing changes; or
20.Significant new ventures with other insurance or reinsurance companies;
21.Significant cybersecurity incidents; or
22.The gain or loss of a major customer or counterparty

Material information is not to limited to historical facts but may also include projections and forecasts and future events, even if the possibility of that projection, forecast or event occurring is small.

When in doubt about whether particular non-public information is material, you should presume it is material. If you are unsure whether information is material, you should consult with the Office of the Group General Counsel.

2.2.Non-Public Information

Non-public information is any information that has not been disclosed to, and assimilated by, the market. Information about Aspen that is not yet in general circulation should be considered non-public. All information that you learn about Aspen, as a result of, or in connection with, your position or employment is potentially Inside Information until publicly disclosed by Aspen. Information is considered to be assimilated by the market after at least one full Trading Day (defined below) has passed since the information was generally disclosed.

All non-public information should be treated as confidential and proprietary to Aspen, and may not be disclosed to others except for legitimate business reasons. Covered Individuals in possession of non-public information that is also material, as discussed in Clause 2.1 above, are required by law and this Policy not to trade in Aspen Securities and not to disclose the information to others.

Note that the fact that information has been disclosed to a few members of the public (for example, banking partners under a non-disclosure agreement) does not make it public for insider trading purposes.  Non-public information may include, by way of illustration only:
(i)Information available to a select group of analysts or brokers or institutional investors;
(ii)undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
(iii)information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information.

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Office of the Group General Counsel or assume that the information is non-public and treat it as confidential.

2.3.Hindsight

If a Covered Individual’s transaction in Aspen Securities becomes the subject of scrutiny, it will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction involving Aspen Securities, Covered Individuals should carefully consider how others might view such transaction in hindsight.

2.4.Transactions by Immediate Family Members

The restrictions on trading with Inside Information also apply to the immediate family members of Covered Individuals, which includes the person’s spouse, parents, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, children (including those who are minors or dependents), any other persons who live in the Covered Individual’s household, any persons who normally share the Covered Individual’s household but have temporarily moved away, and any family members who do not live in their household but whose transactions in Aspen Securities are directed by Covered Individuals or are subject to their influence or control (such as parents or children who consult with Covered Individuals before they transact in Aspen Securities). In addition, these restrictions apply to any entity over which the Covered Individual or any immediate family member exercises or shares investment control (such as a partnership or family trust).

Covered Individuals are responsible for their immediate family members’ compliance with this Policy.
3.POLICY & PRINCIPLES

3.1.Prohibitions on Trading Securities

3.1.1.Prohibited Transactions in Aspen Securities

Aspen has preference shares and Class A ordinary shares listed on the New York Stock Exchange (together with any other securities issued by Aspen, the “Aspen Securities”) which may be purchased or sold in accordance with this Policy. Covered Individuals are prohibited from engaging in any of the listed activities with respect to the Securities. For the avoidance of doubt, note that the term “Securities” includes options, warrants and other securities that Aspen may issue (including, without limitation and by way of illustration only, notes, debt and convertible securities, and derivative securities relating to Aspen Securities, whether or not issue issued by Aspen).

3.1.1.1 No Trading While in Possession of Inside Information

No Covered Individual in possession of Inside Information concerning Aspen may trade in Aspen Securities, even if such trades occur outside any Close Periods (as defined and described further in Clause 3.1.2 below), other than pursuant to a properly qualified, adopted and submitted Rule 10b5-1 trading plan or similar trading plan as defined and described further in Clause 3.1.4 below). Once such information becomes publicly available, a Covered Individual may only trade in Aspen Securities after one full Trading Day. For purposes of this Policy, a “Trading Day” shall mean any day on which the New York Stock Exchange is open for trading. Additionally, Aspen itself will not trade in Aspen Securities in violation of applicable securities laws or stock exchange listing standards.

3.1.1.2 Tipping Aspen Inside Information to Others

Covered Individuals shall not disclose Inside Information to others, including family members and relatives, (either explicitly, implicitly or by way of generally advising others to buy or sell Aspen Securities while in possession of such information) unless required as part of that Covered Individual's regular duties for Aspen, and authorized by at least one of the Chief Executive Officer, Group President, Chief Financial Officer or Group General Counsel. The penalties discussed below apply whether or not the Covered Individual derives any benefit from another's actions after receiving such information.

Simply put, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and non-public unless you first obtain the advance approval of one of the individuals noted above. If in doubt, please consult with the Office of the Group General Counsel.

3.1.1.3 Hedging Transactions – Buying or Selling Puts or Calls

Covered Individuals may not enter into hedging or monetization transactions or similar arrangements with respect to Aspen Securities. Accordingly, the purchase or sale of options for Aspen’s Securities of any kind, whether puts or calls1, shall not be permitted.

3.1.1.4 Hedging Transactions – Short Sales

No Covered Individual may engage in short sales2.

3.1.1.5 Trading in Securities on a Short-Term Basis

In relation to any AIHL director or executive officer or the principal accounting officer or such other individual as may be designated by the Group General Counsel, in their discretion (each, a “Designated Individual”)3, any Aspen Securities purchased in the open market should be held for a minimum of six (6)
1 A put is a right to sell at a specified price a specific number of shares by a certain date and is utilized in anticipation of a decline in the share price. A call is a right to buy at a specific price a specified number of shares by a certain date and is utilized in anticipation of a rise in the share price.
2 Selling short is the practice of selling more shares than one owns to speculate on a decline in the share price.
3 The Group General Counsel maintains a list of current executive officers and Designated Individuals months and may not be sold in violation of the prohibition on short-swing trading4. While the requirement against trading in securities on a short-term basis applies to Aspen in all circumstances, the short-swing trading rule does not apply to transactions during such time as Aspen is a foreign private issuer under the U.S. securities laws.

3.1.1.6 Trading on margin or pledging

Covered Individuals may not hold Aspen Securities in a margin account or pledge Aspen Securities as collateral.

3.1.1.7 Trading in Other Securities

No Covered Individual may (a) trade or gift in securities of any public company while in possession of Inside Information concerning that company, unless such trade or gift is made pursuant to a properly qualified, adopted and submitted Rule 10b5-1 trading plan, (b) "tip" or disclose Inside Information concerning any public company to any other person, including family members and relatives, so that they may trade in the securities of that company or (c) give trading advice to anyone, including family members and relatives, concerning any public company if such Covered Individual possesses Inside Information about that company.

3.1.2.Close Periods

3.1.2.1 General

Save as otherwise provided for in this Policy, Covered Individuals are permitted to trade in Aspen Securities when no close period is in effect, as described in this Clause 3.1.2.

However, even during this open trading window, a Covered Individual who is in possession of any Inside Information should not trade in Aspen Securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special close period, as described in this Clause 3.1.2, is imposed and will re-open the trading window once the special close period has ended.

3.1.2.2 Quarterly Close Periods

4 See Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) See Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which establishes mechanisms for a company to recover "short swing" profits, or profits an insider realizes from a purchase and sale of the company’s security that occur within a six-month period

Covered Individuals and their immediate family members shall be subject to quarterly close periods during which they are prohibited from conducting any transactions involving Aspen Securities. Each quarterly close period shall commence on the 14th day of the month in which a quarter ends (i.e. March 14, June 14, September 14 and December 14), and shall end one (1) full trading day after the date that Aspen publicly announces its quarterly and/or annual earnings (the “Quarterly Close Period”)5. It is improper for a Covered Individual to enter into a securities trade immediately after Aspen has publicly announced its quarterly and/or annual earnings because Aspen’s shareholders and the public should be given sufficient time to receive the information and act upon it.
During these quarterly close periods, Covered Individuals are presumed to possess Inside Information about the Company's financial results.
Notwithstanding the foregoing, a transaction may be exempt from the Quarterly Close Period if it is made pursuant to an Approved 10b5-1 Plan (defined below). See Clause 3.1.4 below for more information on Rule 10b5-1 trading plans.
3.1.2.3 Special Close Periods

In addition to the Quarterly Close Period, a special close period may be imposed at other times on Designated Individuals, or a subset thereof, such as during the pendency of certain Aspen transactions or when some other extraordinary Aspen event is pending (“Special Close Period”).

A Designated Individual shall receive written notice when a Special Close Period applies to them. A Special Close Period will remain in effect until such Designated Individual shall receive a written notice that the Special Close Period has ended. Designated Individuals subject to the Special Close Period shall be prohibited from disclosing to any person the existence of any such Special Close Period and may be required to sign a confidentiality agreement.

A transaction may be exempt from the Special Close Period if it is made pursuant to an Approved 10b5-1 Plan (defined below). See Clause 3.1.4 below for more information on Rule 10b5-1 trading plans.

3.1.2.4    Designated Individuals

At all times, transactions in Aspen Securities are prohibited for Designated Individuals, unless such trades are pre-cleared (see further below in Section 3.2). Pre-clearance will not be provided during the duration of any Special Close Period. For the avoidance of doubt, Designated Individuals shall include those
5 For example, if Aspen issues a quarterly set of financial results (or associated press release) on a Tuesday (after the US trading market closes), then the Covered Individuals shall not be permitted to trade in Aspen securities until the market opens on Thursday (as Wednesday would be the first full trading day following the release)

individuals determined by the Group General Counsel to constitute “affiliates” for the purposes of the U.S. securities laws.

3.1.3.Hardship Cases

Aspen will not grant any exceptions to the restriction against trading in Aspen Securities during any Quarterly Close Period or Special Close Period even if the Covered Individuals subject to such close periods (or Designated Individuals, for Special Close Periods) may find it necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) to trade in Aspen Securities at impermissible times.

3.1.4.Rule 10b5-1 Trading Plans

Rule 10b5-1 under the Exchange Act provides an affirmative defense against a claim of insider trading if an insider’s trades are made pursuant to a written plan that was adopted in good faith at a time when the insider was not aware of Inside Information and that complies with all applicable requirements of Rule 10b5-1 (an “Approved 10b5-1 Plan”). A Covered Individual may make trades or gifts pursuant to an Approved 10b5-1 Plan provided that (i) such plan meets the requirements of Rule 10b5-1, (ii) such plan was adopted at a time when the Covered Individual would otherwise have been able to trade under this Policy; (iii) with respect to Designated Individuals, adoption of the plan was expressly authorized in writing in advance by the Group General Counsel and (iv) the plan was adopted in good faith and not as part of a scheme or plan to evade the prohibitions of Rule 10b5-1.

Once the plan is adopted, the insider must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. Pre-clearance of individual trades, as described in Section 3.2, made pursuant to an Approved 10b5-1 Plan is not required. However, note that trades made pursuant to Rule 10b5-1 plans by Designated Individuals must still be reported to the Group General Counsel pursuant to the third paragraph of Section 3.2 below. Additionally, plan modifications are only permitted at a time when the Covered Individual would otherwise have been able to trade under this Policy and must comply with the requirements of Rule 10b5-1, including any new cooling off periods that may apply as a result of such modifications. All plan modifications made by Designated Individuals must be expressly authorized in writing in advance by the Group General Counsel. Insiders must also report any termination of a Rule 10b5-1 plan to the Group General Counsel within one business day of such termination. A Rule 10b5-1 plan should not be terminated during a quarterly close window or a special close window.

No 10b5-1 Plan may be adopted or modified during a quarterly or special close period applicable to the person adopting the 10b5-1 Plan (put another way, Covered Individuals may only put in place an Approved 10b5-1 Plan during an open trading window.

If you are considering entering into, modifying or terminating an Approved 10b5-1 Plan or other pre-established trading arrangement or have any questions regarding Approved Rule 10b5-1 Plans or other pre-established trading arrangements, please contact the Office of the Group General Counsel. You should consult your own legal and tax advisors before entering into, or modifying or terminating, an Approved 10b5-1 Plan or other pre-established trading arrangement. A trading plan, contract, instruction or arrangement of a Designated Individual will not qualify as an Approved 10b5-1 Plan and will not be permitted under this Policy without the prior review and approval of the Group General Counsel as described above.

3.1.5.Rule 144

Designated Individuals are required to comply with the restrictions on sales by control persons (including, if applicable, the provisions of the safe harbor set forth in Rule 144 under the Securities Act of 1933, as amended), and should file or cause to be filed any notices of sale required by Rule 144.6

3.1.6.Exceptions

3.1.4.1 401(k) Plan

Investing 401(k) plan contributions in Securities in accordance with the terms of the Company's 401(k) plan, where applicable, is permitted. However, any changes in your investment election regarding Aspen Securities are subject to trading restrictions under this Policy.

3.1.4.2 Employee Share Purchase Plan

Purchasing Securities through any Company equity programs in place from time to time is permitted. However, both at the point of initially establishing the plan and when making changes thereto, you are subject to the trading restrictions under this Policy.

6 Note that Form 144 relating to transactions using the Rule 144 safe harbor must be filed on or before the trade date. It’s an obligation of the individual and is typically handled by brokers. Where required, the filing of Form 144 is a necessary component of reliance on the Rule 144 safe harbor. Where assistance is required, please contact the Group General Counsel.

3.1.4.3 Options

Exercising share options granted under Aspen’s Equity Incentive Plan for cash or the delivery by the Company of Securities is permitted. However, the sale of any shares issued on the exercise of Company-granted share options and any cashless exercise of Company-granted share options are subject to trading restrictions under this Policy.

3.2.Procedures for Submitting Trades by Designated Individuals

No Designated Individual shall trade in Aspen Securities without first submitting the following signed appendices to (i) the Group General Counsel and (ii) the Group Head of Reward, Operations & Governance at least two (2) business days prior to the proposed trade(s):

•Appendix A attached hereto, whereby the Designated Individual acknowledges and agrees that they have read and understood this Policy and will comply with its terms;

•Appendix B attached hereto, whereby the Designated Individual lists the details of the proposed trade(s), including the type and amount of securities such Designated Individual proposes to trade; and

•Appendix C attached hereto, whereby the Designated Individual certifies that (i) he or she is not in possession of Inside Information concerning Aspen, (ii) the proposed trade(s) does not violate the trading restrictions of Rule 10b-5 of the Exchange Act or any other applicable laws or regulations, and (iii) the proposed trade(s) complies and will comply with all applicable provisions of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), or any other exemption, safe harbor, or affirmative defense upon which the Designated Individual intends to rely in connection with the proposed trade(s).

If the Designated Individual has any doubt as to whether they have Inside Information, they shall consult with the Office of the Group General Counsel prior to signing the appendices described above.
Once approved, the Designated Individual must complete the trade within five (5) business days of the proposed trade date, subject to any Special Close Period, if applicable, as detailed in Clause 3.1.2. The proposed trade date must likewise not fall within a Quarterly Close Period as detailed in Clause 3.1.2. If the Designated Individual has not completed the trade within five (5) business days of the proposed trade date, such Designated Individual shall resubmit all of the appendices above prior to executing such trade. Aspen requires that all

Designated Individuals submit to the Group General Counsel a copy of any trade order or confirmation relating to the purchase, sale or gift of Aspen securities within two business days of any such transaction. This information is necessary to enable us to monitor trading by executive officers and directors and ensure that all such trades are properly reported.

For the avoidance of doubt, if the Designated Individual obtains material non-public information about Aspen subsequent to signing the appendices described above, the Designated Individual shall not engage in the proposed trade(s) as doing so would violate U.S. federal and state securities laws and this Policy.

The Group General Counsel shall record the date each request is received and the date and time each request is approved or disapproved.

4.VIOLATIONS & REPORTING

4.1.Consequences of Violations

The consequences of insider trading violations under U.S. securities laws can be severe.

Individuals who trade on the basis of inside information (or tip inside information to others) may be subject to the following:

•a civil penalty of up to three times the profit gained or loss avoided;
•ban from serving as an officer or director of a public company;
•a criminal fine (no matter how small the profit); and
•imprisonment.

For a company (as well as any supervisory person) that fails to take appropriate steps to prevent illegal trading, the following consequences may arise:

•a civil penalty; and
•a criminal penalty.

Moreover, if a Covered Individual violates this Policy, company-imposed sanctions, including dismissal for cause, could result from failing to comply with the policy or procedures. Any of the above consequences, including an SEC investigation that does not result in prosecution, can tarnish one's reputation and irreparably damage a career.

Sanctions under the laws of the United Kingdom and/or Bermuda may also apply.

4.2.Reporting of Violations

Any Covered Individual who violates this Policy or any U.S. federal or state laws governing insider trading or tipping, or knows of any violation(s) by other Covered Individuals, must immediately report such violation(s) to the Office of the Group General Counsel. The Group General Counsel then will consult with the Chair of AIHL’s Audit Committee to determine Aspen's actions in response to any such violation(s), which may include reporting to the SEC or other appropriate authority (such as the New York Stock Exchange).

5.ASSISTANCE & CERTIFICATIONS

5.1.Company Assistance

Any person who has any questions about specific transactions may obtain additional guidance from the Office of the Group General Counsel. However, the ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with each Covered Individual. As a result, it is imperative that Covered Individuals use their best judgment when complying with this Policy.

5.2.Certifications & Training

Covered Individuals will be required on an annual basis to certify their understanding of, and compliance with, this Policy by executing the attached Acknowledgment and Agreement in Appendix A. Training on this Policy may be provided periodically, as determined by the Office of the Group General Counsel.

APPENDIX A – ACKNOWLEDGMENT

Acknowledgment & Agreement

I hereby acknowledge and agree that I (i) have read Aspen’s Insider Trading Policy (the “Policy”) and (ii) understand the requirements contained therein and shall comply with its terms. I understand that violation of insider trading or tipping laws or regulations may subject me to severe civil and/or criminal penalties, and that violation of the terms of the Policy may subject me to discipline by Aspen, including termination for cause.

Signature:         __________________

Printed Name:    __________________

Dated:         __________________

APPENDIX B – TRADING APPLICATION FORM

Application Form for Trading

Name:     __________________
Title:         __________________
Proposed Trade Date:     __________________
Type of Security to be Traded:
Shares
Options
Other
Further details here:
__________________
Type of Trade:
Purchase
Sale
Transfer
Further details here:
__________________
Number of Securities to be Traded:     __________________
Securities held in these accounts:
Aspen shares are held in following account(s) (check all that apply):
c/o Computershare
Fidelity Account
Fidelity Stock Plan Account

Other account (please specify): _______________________
Notes:
-You must inform (i) the Group General Counsel and (ii) the Group Head of Reward, Operations and Governance of your proposed trade(s) at least one (2) business days prior to the proposed trade.

-You must complete the trade within five (5) business days of the proposed trade date, provided that it does not fall within a Special Close Period, if applicable. In the case of Designated Individuals, the proposed trade date must likewise not fall within a Quarterly Close Period. If you have not completed the trade within five (5) business days of this date you must resubmit another Application Form for Trading.

APPENDIX C - CERTIFICATION

Certification

I, _______________________________, hereby certify that (i) Ι and all of my immediate family members are not in possession of any Inside Information concerning Aspen (as defined in Aspen's Insider Trading and Misuse of Inside Information Policy) or its securities, (ii) to the best of my knowledge, the proposed trade(s) listed in the Trading Application Form do not violate the trading restrictions of Rule 10b-5 of the Securities Exchange Act of 1934, as amended, or any other applicable laws or regulations, including in the jurisdictions in which I reside and (iii) I have complied and will comply with all applicable provisions of Rule 144 under the Securities Act of 1933, as amended, or any other exemption, safe harbor, or affirmative defense upon which I intend to rely in connection with the trade(s) listed in the Trading Application Form. Ι understand that if Ι trade in Aspen securities while possessing Inside Information or in violation of such trading restrictions, Ι may be subject to severe civil and/or criminal penalties, and may be subject to discipline by Aspen, including termination for cause.

Signature:         __________________

Printed Name:    __________________

Dated:         __________________

Document History

Version	Reviewed by:	Changes	Approved
1.0	Various	Various	N/A
2.0	Group General Counsel, assistance from Group CFO, Group President, external Counsel	General review	November 21, 2024 by AIHL Board
2.1	Group General Counsel, assistance from external counsel	Immaterial clarifications (operational matters for Designated Individuals, removal of references to Section 16 rules (not applicable to Aspen at current date), other formatting and grammatical edits)	Approved by Group General Counsel on May 7, 2025
2.2	Group General Counsel, assistance from external counsel	Immaterial clarifications, other formatting and grammatical edits	Approved by Group General Counsel on November [xxx], 2025, presented to AIHL Board for information on November 20, 2025